BLUE CALYPSO ANNOUNCES APPOINTMENT OF ANDREW LEVI AS CO-CEO

DALLAS, TX – 10/16/14 – Blue Calypso, Inc. (OTCBB: BCYP), a developer of digital innovation products and services, has promoted Founder and CTO, Andrew Levi, to the newly created role of co-CEO. Levi will share the position of co-CEO with Blue Calypso’s current CEO, Bill Ogle.

“Andrew’s focus on developing our go to market efforts for BC Labs as well as our on-going patent development has been a contributing factor to our success this year, “ said Bill Ogle, co-CEO and Chairman of the Board. “I am very pleased to have him join me as co-CEO and help us to continue to grow both our base business as well as our patent portfolio.”

Levi invented the Blue Calypso technology in 2004 and brought the invention to market starting in 2009. In his new role as co-CEO, Levi will continue to manage product innovation, Blue Calypso Labs and patent strategy while expanding his responsibilities to include business development and general operations. Ogle, as co-CEO and Chairman of the Board, will continue to focus his efforts on corporate strategy, finance, capital markets, investor relations, and marketing.

About Blue Calypso, Inc.

Blue Calypso, Inc. (OTCBB: BCYP) develops digital innovation products and services for the social media marketplace using its patented IP portfolio. The company enables businesses to employ digital advertising to share and socialize brand content as well as track performance, monitor engagements and gather robust analytics – all at lower costs than traditional marketing. Blue Calypso has attracted several large, well-known consumer-facing companies in automotive, retail, travel and consumer goods. Blue Calypso licenses its IP in addition to offering digital innovation services through Blue Calypso Labs and solutions including SocialEcho™, DashTAGG®, and MobileADvantage™. For more about the company please visit www.bluecalypso.com.

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